Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-144054) of Endwave Corporation of our report dated April 9, 2007 relating to the financial statements of ALC Microwave, Inc., which appears in the Current Report on Form 8-K/A of Endwave Corporation dated July 2, 2007.
/s/ Gilbert Associates, Inc.
Sacramento, California
July 19, 2007